Exhibit 99.1

         December 7, 2011

Contact:	Douglas J. Glenn
Interim President and Chief Executive Officer
(757) 217-3634

THE BANK OF HAMPTON ROADS ANNOUNCES
SENIOR LEADERSHIP APPOINTMENTS

Norfolk, Virginia, December 7, 2011:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads (the “Bank”) and Shore Bank, today announced that the Bank has named J. Patrick Banks, Jr., Mindi R. Bevington, Richard Byrne, Mary S. Oliver and James C. Saunders Market Presidents for the Chesapeake, Virginia Beach, Richmond, Norfolk and Suffolk markets, respectively. Saunders will also remain Market President in Emporia, VA. In their new positions, these individuals will be responsible for all aspects of business development in their markets.

The Company also today announced that Margaret P. Barney and L. Edward Putney, Jr. have been appointed Directors of the Bank’s new Private Banking and Real Estate Lending units. Barney and Putney will work closely with Philip E. Richard, recently appointed Director of the Bank’s new Small Business Banking unit, to broaden the range of community banking services the Bank provides in its markets.

Douglas J. Glenn, the Company’s Interim President and Chief Executive Officer, said, “As we continue to sharpen our focus on our community banking franchise in our core markets, our greatest asset is our strong team of highly experienced bankers who have deep roots in our communities and understand the needs of the families and businesses we serve.  I am very pleased to recognize the contributions of these individuals to the Bank and confident that they will help us grow and strengthen our community banking franchise going forward.”

Banks joined the Bank in 1999 and most recently served as Senior Vice President and Commercial Banker at the Volvo Branch in Chesapeake. He has over 12 years of banking and retail experience in Chesapeake.

Bevington joined the Bank in 2004 and most recently served as Senior Vice President and Commercial Banker at the Hilltop branch in Virginia Beach. She has over 25 years of banking experience, including over two decades in Virginia.

Byrne joined the Bank in 2007.  Previously, he served for a decade in sales management, commercial development and client management positions in Richmond with First Union/Wachovia and SouthTrust Bank.

Oliver joined the Bank in October, 2011 and most recently served as Senior Vice President and City Executive – Norfolk.   She has 19 years of banking experience in various markets in Virginia.

Saunders joined Gateway Bank and Trust in 2005, and prior to his current role, held a number of positions in the Emporia market.  Prior to joining Gateway Bank, he spent 14 years in the propane business as sales manager, branch manager and owner/operator.

Barney joined the Bank in 2006 and most recently served as Senior Vice President and Commercial Banker at the Ghent Branch in Norfolk. She has over two decades of commercial and private banking experience.

Putney joined the Bank in 2003 and most recently served as Senior Vice President and Real Estate Portfolio Leader at the Hilltop Branch. He has over 30 years of banking experience in Virginia.

Richard joined the Bank in 1998. Prior to his current position, he served as Senior Vice President and City Executive in Norfolk.  He has 13 years of banking experience.

Caution About Forward-Looking Statements
Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about broadening the range of the Bank’s services and growing and strengthening the Company’s community banking franchise. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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